PROSPECTUS SUPPLEMENT NO. 8 (to Prospectus dated July 7, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-218960

MRI Interventions, Inc.

13,807,533 Shares of Common Stock

This prospectus supplement relates to the prospectus dated July 7, 2017, as supplemented by prospectus supplement no. 1 dated August 11, 2017, prospectus supplement no. 2 dated August 18, 2017, prospectus supplement no. 3 dated September 5, 2017, prospectus supplement no. 4 dated October 3, 2017, prospectus supplement no. 5 dated October 10, 2017, prospectus supplement no. 6 dated November 6, 2017 and prospectus supplement no. 7 dated November 7, 2017, which permits the resale of up to 6,693,333 outstanding shares of our common stock and 7,114,200 shares of our common stock issuable upon the exercise of outstanding warrants, by the selling securityholders identified in the prospectus, as amended and supplemented from time to time. We will pay the expenses of registering the shares of our common stock, but we are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants, if and when the warrants are exercised for cash by the securityholders.

This prospectus supplement is being filed to update, amend and supplement the information previously included in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2017 (the “8-K”). Accordingly, we have attached the 8-K to this prospectus supplement. You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Our common stock is traded in the over-the-counter market and is quoted on the OTCQB Marketplace and the OTC Bulletin Board under the symbol MRIC. On December 12, 2017, the last reported sale price of our common stock was $2.75 per share.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.  Investing in our common stock involves risk. See “Risk Factors” beginning on page 12 of the prospectus to read about factors you should consider before buying shares of our common stock.

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 Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 14, 2017.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2017 (December 12, 2017)

MRI INTERVENTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34822	58-2394628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5 Musick

Irvine, Ca. 92618

(Address of principal executive offices, zip code)

(949) 900-6833

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01.	Other Events.

As a result of a reduction in board size and increased responsibilities of the members of the Board of Directors (the “Board”) of MRI Interventions, Inc. (the “Company”) following the Company’s 2017 annual meeting of stockholders, in order to continue to attract and retain qualified members of the Board and to compensate them appropriately for their services, the Compensation Committee of the Board engaged an independent compensation consultant to perform a benchmarking analysis, evaluating the Board’s compensation relative to its peer companies and market compensation practices.

Based on the results of the compensation consultant’s analysis, the Compensation Committee of the Board recommended on December 12, 2017, to the Board, and the Board approved an appropriate revision of the MRI Interventions, Inc. Non-Employee Director Compensation Plan (the “Director Plan”), which had not been revised since 2013.

The foregoing description of the amended Director Plan is only a summary and is qualified in its entirety by the full text of the amended Director Plan, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

10.1	MRI Interventions, Inc. Non-Employee Director Compensation Plan, as amended and restated by the Board of Directors on December 12, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2017	MRI INTERVENTIONS, INC.

	By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Financial Officer